EXHIBIT 2

VOTING TRUST AGREEMENT

THIS AGREEMENT made as of this 13th day of March, 2008, by and between Software People LLC, a Wyoming limited liability company, Trans Global Media LLC, a Wyoming limited liability company, Broadcaster LLC, a Nevada limited liability company and Accessmedia Technologies LLC, a Wyoming limited liability company (the four limited liability companies being hereinafter referred to as the “LLCs” with an address at 9201 Oakdale Avenue, Chatsworth, California 91311), and Martin R. Wade, III, an individual residing at 421 Berkley Road, Stone Harbor, New Jersey 08247 (hereinafter referred to as the “Voting Trustee”).

W I T N E S S E T H

WHEREAS, Software People LLC, Trans Global Media LLC, Broadcaster LLC and Accessmedia Technologies LLC each respectively own 2,320,000, 2,320,000, 4,040,000 and 1,160,000 shares of the common stock of Broadcaster, Inc. (“the Company”). (All of the shares set forth in this paragraph are hereinafter referred to as the “Shares”);

WHEREAS, the LLCs and the Voting Trustee have entered into an Option Agreement dated as of the date hereof (the “Option Agreement”) pursuant to which the LLCs, have granted to the Voting Trustee an option to purchase the Shares in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, as an inducement for the Voting Trustee to enter into the Option Agreement, the LLCs have given the Voting Trustee the right and power to vote the Shares during the term of the Option Agreement;

NOW, THEREFORE, the LLCs and the Voting Trustee do hereby agree as follows:

1.

Voting Rights and Powers

Until such time as the Option Agreement expires or the Voting Trustee mails a notice indicating his desire to terminate this Agreement, the Voting Trustee shall have full, exclusive and unqualified right and power to vote, and to execute consents with respect to, the Shares from and after the date hereof, for any purpose, whether ordinary or extraordinary, including all matters as to which a vote or consent of shareholders may be required by statute or otherwise. Without limiting the generality of the foregoing, the Voting Trustee may vote the Shares for or in ratification of, or against, the election of directors including the election of himself as a director, the appointment of auditors, any amendment to the certificate of incorporation or the bylaws, any recapitalization, reorganization, merger, consolidation, liquidation, dissolution, or any sale, lease or exchange of all or substantially all of the assets of the Company. The LLCs shall be bound by any such vote as if made by them directly and shall have no right to demand an appraisal of the Shares in any circumstances or object to any such transaction, all of which rights are hereby waived.

2.

Miscellaneous

(a)

The Voting Trustee shall not be liable for any error of judgment or mistake of law or other mistakes, or for any act or omission of any agent or attorney, or for any unintentional misconstruction of this Agreement, or for any invalidity, irregularity or unenforceability of this Agreement, or for any part or provision hereof, or for action of any sort taken or omitted to be taken under this Agreement or in the management of the affairs of the Company.

(b)

This Agreement shall bind the respective parties hereto and each of their transferees, successors, executors, administrators, and assigns.

(c)

This Agreement shall be governed by the laws of the State of California.

(d)

If any provision of this Agreement shall be held invalid by a court of competent jurisdiction, the remainder of the Agreement shall not be affected thereby.

(e)

In the event the Voting Trustee becomes incapacitated or in unable to vote the shares, then the voting power temporarily reverts back to the LLC’s. In the event of the death of the Voting Trustee, this Agreement is void.

(f)

Voting Trustee agrees to indemnify the LLS’s and any of its members for any actions or cause of actions related to any actions made by Voting Trustee.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year written above.

Software People LLC

By:	/s/ Nolan Quan
Nolan Quan, as managing member

Trans Global Media LLC

By:	/s/ Nolan Quan
Nolan Quan, as the managing member

Broadcaster LLC

By:	/s/ Nolan Quan
Nolan Quan, as the managing member

Accessmedia Technologies LLC

By:	/s/ Nolan Quan
Nolan Quan, as the managing member

Voting Trustee

By:	/s/ Martin R. Wade, III
Martin R. Wade, III